THERMOGENESIS REPORTS 35 PERCENT INCREASE IN FIRST QUARTER 2011 REVENUES, ADDS STRATEGIC
ADVISOR AND INKS CHINA DISTRIBUTION DEAL WITH NANSHAN MEMORIAL
MEDICAL INSTITUTE
Engle Named Board Chairman

(RANCHO CORDOVA, CA), NOVEMBER 4, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said today that revenues for the first quarter of fiscal 2011 were $7.0 million, a 35 percent increase over revenues of $5.2 million in the first quarter of fiscal 2010.

In a separate release today, the Company announced it has signed a comprehensive distribution agreement with Nanshan Memorial Medical Institute (Nanshan), a progressive regenerative medicine company covering China and Hong Kong. Nanshan distributes medical products and has operated multiple, large healthcare facilities including hospitals, stem cell banks and research centers.

The Company also announced it has retained an investment banker for strategic advisory purposes to facilitate potential top line growth and the identification and evaluation of potential business and product acquisitions.

First Quarter Results

The Company recorded disposable revenues of $4.4 million in the first quarter of fiscal 2011 versus disposable revenues of $3.0 million in the first quarter of fiscal 2010.

For the quarter ended September 30, 2010, the Company reported a net loss of $68,000, or $0.00 per share, compared to a net loss of $2.2 million, or $0.16 per share, in the first quarter a year ago. Included in the Company’s results for the first quarter of fiscal 2011 were approximately $160,000 in severance and restructuring costs and an early termination fee related to a facility lease. The results for the first quarter of fiscal 2011 compare to a net loss of $171,000, or $0.01 per share, in the fourth quarter of fiscal 2010. The per share results for all periods have been adjusted to reflect the impact of the Company’s reverse stock split that occurred at the close of business on August 26, 2010. The Company ended the first quarter of fiscal 2011 with $10.2 million in cash versus $10.7 million in cash at the end of fiscal 2010.

“For the fifth consecutive quarter, we have improved our bottom line performance. We reduced our net loss by $2.1 million in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010. Absent the severance, restructuring and lease termination charges, we would have achieved a profitable quarter,” said J. Melville Engle, Chairman and Chief Executive Officer.

“Our year-over-year revenue growth was driven by a 73 percent increase in AXP® AutoXpress™ (AXP) System bag set revenues. However, it should be noted that AXP disposable sales were higher than the prior year same quarter by $1.2 million, due primarily to GE Healthcare (GEHC) increasing their inventory levels approximately $1.0 million to meet certain customer requirements. We do not expect these inventory accumulations to continue into next quarter. Without the inventory build, total sales would have been approximately $6.0 million, an increase of 15 percent versus a year ago,” he said.

The Company also said it filed an updated 510(k) submission seeking market clearance from the FDA for the use of its Res-Q technology in the preparation of platelet rich plasma (PRP) from peripheral blood. In mid-October, ThermoGenesis announced a PRP cardiovascular license and distribution agreement for Res-Q with BioParadox, Inc., a newly-formed regenerative medicine company focusing on point-of-care cardiovascular therapies.

“The agreement with BioParadox places us squarely in the emerging field of PRP and is an important milestone in our initiative to create novel applications for our proprietary Res-Q technology,” Engle said.

Company Awarded Federal Grant

The Company also announced today that, on October 29th, it was awarded $244,000 in federal grant funding from the Department of Health and Human Services through the Patient Protection and Affordable Care Act. Grants were available for up to 50 percent of expenses directly related to qualifying products or therapies designed to treat or prevent diseases or other chronic conditions. The award was for the development and commercialization of the Company’s Res-Q platform technology.

“We are very excited to have been awarded this grant as it is an important validation of our Res-Q technology as an effective platform for the delivery of life-saving therapeutics by the department of Health and Human Services. These funds will further our product portfolio expansion efforts,” said Engle.

Investment Banking Strategic Advisors

The Company also said it has engaged an investment bank for strategic advisory services to evaluate opportunities to accelerate its business development reach and activities. “We are excited about the potential in the regenerative medicine market and believe there may be incremental growth prospects beyond those organic to our business. Our strategic direction includes partnering, expansion of our product offerings and additional geographic reach,” said Matthew T. Plavan, Chief Financial Officer and Head of Business Development.

With respect to the financial outlook for the remainder of fiscal 2011, the Company expects to experience a double-digit sales increase year-over year with growth in both its cord blood and bone marrow business lines. The Company also expects steady improvement in gross margins and continued leverage of its operating expenses. Excluding costs associated with the engagement of an investment banker, the Company expects to be profitable on a quarterly basis and for the year.

Engle Named Chairman

Separately, Engle was named Chairman of the Board and Chief Executive Officer at the firm’s October board meeting, replacing Hubert (Huck) Huckel, MD, who became Chairman, Emeritus. “We would like to thank Huck for his excellent stewardship and many contributions as Board Chairman over the last few years. We are pleased with Mel’s demonstrated leadership and business acumen and are delighted to be passing the baton to him as the new Chairman,” said Patrick J. McEnany, ThermoGenesis’ lead independent director.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5 PM Eastern) to review the fiscal 2011 first quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally):	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2011, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2011. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

Financials

ThermoGenesis Corp.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$10,193,000	$10,731,000
Accounts receivable, net	6,449,000	6,095,000
Inventories	5,065,000	5,034,000
Prepaid expenses and other current assets	300,000	301,000

Total current assets	22,007,000	22,161,000
Equipment, net	1,591,000	1,701,000
Other assets	147,000	168,000

	$23,745,000	$24,030,000

Current liabilities:
Accounts payable	$2,409,000	$2,383,000
Other current liabilities	2,751,000	3,191,000

Total current liabilities	5,160,000	5,574,000
Long-term liabilities	692,000	677,000
Stockholders’ equity	17,893,000	17,779,000

	$23,745,000	$24,030,000

ThermoGenesis Corp.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2010	2009
Net revenues	$6,997,000	$5,193,000
Cost of revenues	4,402,000	3,636,000

Gross profit	2,595,000	1,557,000

Expenses:
Selling, general and administrative	1,940,000	2,163,000
Research and development	725,000	1,594,000

Total operating expenses	2,665,000	3,757,000
Interest and other income, net	2,000	11,000

Net loss	($68,000)	($2,189,000)

Per share data:
Basic and diluted net loss per common share	($0.00)	($0.16)

Shares used in computing per share data	14,023,271	14,023,240

ThermoGenesis Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended,
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	($68,000)	($2,189,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128,000	111,000
Stock based compensation expense	182,000	162,000
Loss on impairment of equipment	—	26,000
Accretion of discount on short-term investments	—	(1,000)
Net change in operating assets and liabilities:
Accounts receivable, net	(354,000)	(228,000)
Inventories	(31,000)	(57,000)
Prepaid expenses and other current assets	1,000	259,000
Other assets	21,000	2,000
Accounts payable	26,000	(214,000)
Accrued payroll and related expenses	81,000	(209,000)
Deferred revenue	(376,000)	(154,000)
Other liabilities	(129,000)	237,000

Net cash used in operating activities	(519,000)	(2,255,000)

Cash flows from investing activities:
Capital expenditures	(18,000)	(256,000)
Purchase of investments	—	(1,499,000)
Maturities of investments	—	99,000

Net cash used in investing activities	(18,000)	(1,656,000)

Cash flows from financing activities:
Payments on capital lease obligations	(1,000)	(1,000)

Net cash used in financing activities	(1,000)	(1,000)

Net (decrease) increase in cash and cash equivalents	(538,000)	(3,912,000)
Cash and cash equivalents at beginning of period	10,731,000	6,655,000

Cash and cash equivalents at end of period	$10,193,000	$2,743,000